EXHIBIT 99.2

ATRIUM COMPANIES, INC.
First Quarter Earnings Conference Call

“Atrium 1st Quarter Earnings”
May 5, 2003
10:00 a.m. CDT

Corporate Participants

JEFF L. HULL
Atrium Companies, Inc. – President and CEO

ERIC W. LONG
Atrium Companies, Inc. – EVP and CFO

Conference Call Participants

ROBERT MANOWITZ
UBS Warburg Read

KEVING ENG
Private Investor

LARRY CLARK
Trust Company of the West (TCW)

Presentation

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the Atrium First Quarter Earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, President and CEO, Mr. Jeff Hull. Please go ahead.

J. Hull	Good morning. I’d like to begin with the Safe Harbor reading. This conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements involve substantial risk and uncertainties relating to the Company that are based on the beliefs of the management.

When used in this call, the words anticipate, believe, estimate, expect, intend and other similar expressions, as they relate to the Company or the Company’s management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to the risk and uncertainties regarding the operations and results of operations of the Company, as well as its customers and suppliers, including as result of the availability of consumer credit; interest rates; employment trends; changes in levels of consumer confidence; changes in consumer preferences; national and regional trends in new housing starts; raw material costs; pricing pressures; shifts in market demand and general economic conditions.

Should one or more of these risks or uncertainties materialize or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Good morning to everyone and thank you for joining us. Consistent with our regular conference calls, this morning I’d like to provide a summary of our first quarter results and provide you some insight to the various income statement categories, also provide a general update of activities during the first quarter, which includes our two acquisitions that we completed during the first quarter, and where we see raw material costs for the remainder of the year.

Eric will provide an overview of our balance sheet and our working capital status in the first quarter, also our debt and liquidity levels and credit statistics. Lastly, I’ll provide an overview of our outlook for Atrium’s demand for the remainder of the year and our views of building materials and the home-building industry in general.

First, I’d like to begin with a summary of the first quarter activities. Obviously, most of you are familiar that during the first quarter we completed our first acquisition since the Ellison deal in October of 2000. On January 31st we completed the acquisition of the assets of Miniature Die Casting of Texas, located in Ft. Worth, Texas. We purchased these assets through a newly-formed subsidiary of Atrium named MD Casting, Inc.

MDC is a zinc die casting hardware manufacturer, which manufactures the locks, latches and keepers that we use in our products. Atrium has been purchasing from MDC for a number of years and represents about 35% of MDC’s business. MDC will continue to sell to other third parties consistent with our other vertically-integrated operations, and we will shift the remaining 50% of our purchases that were not being purchased from MDC to the operations.

We purchased the assets for $3.2 million and a $600,000 earn-out to be paid over three years. The 2002 EBITDA for the business was approximately $800,000, so the purchase price represents about a four times purchase multiple.

The budget for this business in 2003 is approximately $900,000, but we are currently tracking ahead of plan and should exceed $1 million of EBITDA in 2003. We expect to have all the current purchases that are outsourced converted by September. The only delay to completion is all of the relevant tooling that has to be created. We are pleased with the acquisition and believe it is consistent with our theme to evaluate vertical integration opportunities and expand our EBITDA margin.

We also completed the acquisition of Danvid Window Company, which is located in Carrollton, Texas, effective April 1st of this year. We purchased these assets from American Architectural Products Corporation. Many of you are familiar with AAPC. They were a rollup of window companies that filed for bankruptcy in December 2000. They had four viable businesses that were sold to various parties and Danvid was their final property for sale.

Danvid manufactures both aluminum and vinyl windows, with aluminum currently representing about 65% and vinyl 25% of their total sales. They also do prehanging of steel and fiberglass doors, which represents the remaining 10% of their revenues.

Danvid’s total sales in 2002 were approximately $57 million and they had EBITDA of approximately $1.3 million. We purchased the assets for $5.5 million and the assumption of a five-year non-compete, so this purchase also represents about a four times purchase multiple.

We expect to capture approximately $1 million per year in synergies in the first year of operations. Approximately $750,000 of these synergies are expected in 2003. The budget for this business in 2003 is approximately $2 million in EBITDA. The synergies are basically from purchasing power and from the insourcing of the aluminum extrusion that they’re buying from the outside.

We expect to have all the current purchases that are outsourced converted by the end of May. In April alone, which was the first month of operation, we insourced 350,000 pounds of their monthly demand of 600,000 pounds of aluminum. The final tooling is in place and we are just fulfilling the final purchase commitments that they had outstanding. We expect this acquisition to continue to approach typical Atrium margins over the next two years.

Overall, we’re pleased to start acquiring some smaller operations again and apply our expertise in economies of scale to these operations. We are evaluating another vertically-integrated opportunity, which would approximate $15 million of enterprise value. If purchased, this will be financed through a combination of our availability on the revolver and a stock swap.

We’ve previously discussed a joint venture to build a vinyl resin and compound blending facility in North Carolina. We are in construction and are approximately one month behind, due to the inclement weather that we had in North Carolina the first quarter. We expect this facility to be fully operational by October of ‘03.

We were very successful in driving down material costs last year and, as you’ll see in a moment, we continue to have success in the first quarter of ‘03. Most of you know that raw materials represent approximately 40% of our selling price. However, even more important, only three commodities make up about 75% of that cost: those being aluminum, vinyl and glass.

The glass and aluminum prices have been very stable throughout the year and are expected to continue to be flat in 2003. Our glass pricing is actually fixed for the remainder of ‘03 and is consistent with our ‘02 pricing.

As we discussed on the last call, typically we go forward with aluminum delivery commitments. We did not have any significant contracts in place at the end of 2002; however, during the first quarter we completed forward purchase commitments that lock in 80% of our 2003 forecasted amount. The fixed prices are flat with 2002 and flat to the first quarter of ‘03. This provides us a substantial amount of certainty related to our aluminum pricing for the remainder of the year.

We also discussed, on the last call, that one area that we have had pricing pressure is vinyl resin pricing. We have established collars around the pricing for almost all of our vinyl, which is approximately $0.04 around the three-year average resin price. However, due to the 50% increase in resin prices from a low of $0.28 to a high of $0.41 in 2002, we actually exceeded these collars and paid out more in the first quarter of 2003 than in 2002.

The 2003 impact is still estimated at approximately $1.2 million, which is consistent with our numbers on the last call. We saw about $250,000 in this compression in the first quarter. The positive is that it appears that resins may be plateauing and, if so, we believe we can offset these increases with other raw material price decreases for the remainder of the year.

Additionally, since we’ve purchased MDC, we are forward on our zinc material requirements for both 2003 and 2004 at prices that are slightly below the 2002 levels, so we don’t expect any surprises on that end.

We are evaluating some selling price increases at a few divisions and will likely implement some of these changes. However, I wouldn’t expect this to produce any substantial impact in 2003 to the top line.

Now I’d like to provide an overview of the first quarter results. Obviously, these are also the year-to-date results that we will file with the SEC by the 15th of this month. All year-over-year info is consistent for presentation purposes and MDC’s results are included in February and March, although the impact is de minimis. Danvid will be included for the entire second quarter, but the transaction was not completed until April 1st, so there aren’t any related amounts included in these numbers.

To begin with the financials for the quarter, sales grew from $113.3 million in ‘02 to $113.6 million in ‘03, which is approximately a $300,000 increase or 0.2%. Sales were relatively flat; obviously there was a substantial amount of inclement weather throughout the country. I think when we break down the sales numbers by regions of the United States, we see a significant impact on the eastern side of the United States where there was a lot of very, very harsh winter.

In terms of giving you a basic breakdown, MDC actually contributed about $500,000 in incremental sales in the quarter, so that would essentially translate Atrium, on an apples-to-apples basis, to about flat to slightly down about $200,000. However, when you isolate and look at the eastern operations of Atrium, where there was more harsh weather, the eastern operations, which there are four different businesses within the Atrium group, they were down approximately $4.8 million in sales because of the slow time, because of weather.

Also, just a very key item to point out, we closed our Houston operation in 2002 and there was approximately $2.3 million worth of sales in 2002 that were not in 2003. All of these decreases were actually offset by some increases at our extrusion operation in Texas, as well as our aluminum operations in both Arizona and Dallas, in which we had an increase of $4.8 million at the two aluminum fabrication operations and approximately a $2.9 million increase at our extrusion operation.

All in all, the business was flat during the quarter, but primarily isolated to the eastern half of the United States, and we don’t see these trends continuing as we come into the season.

In terms of cost of goods sold, we really break down our cost of goods sold into two major categories: the first being, material. As I said earlier, material represents about 40% of our selling price. Also, the second category is direct manufacturing expense.

If you compare material year over year, in 2002 material represented 40.6% of sales versus 2003 39.3%, so there was a substantial pickup in the material category. A lot of our purchasing initiatives in 2002 didn’t kick in until the second and third quarters, so we expected to see a little bit of pickup, on a year-over-year basis, in this first quarter. That represents about a $1.3 million pickup on a year-over-year basis.

In the direct manufacturing expense category, direct manufacturing expense in 2002 was 28.4% versus 29.9% in 2003. I’d like to give you a breakdown of what that is represented by. That represents about a $1.7 million compression in that category, and it can really be isolated to four different items: the first being depreciation, on a year-over-year basis depreciation is about $300,000 higher; the second being insurance, which is approximately $400,000 higher; then in 2002 one of our operations on the East Coast actually built finished goods inventory, which had capitalized overhead associated with it that would have been included in the inventory balance, however this year we did not build any of the finished goods, thus all of the fixed overhead would have flowed through the P&L, so we’ll actually see the pickup from that in the second and third quarters because that capitalized overhead will not be flowing back through when we actually sell those finished goods, as we did in 2002; then the last area would be labor, which was unfavorable by approximately $470,000.

Obviously, when you have the weather difficulties that we had and really what I would call a roller coaster in some weeks, you don’t have enough demand and in other weeks you’re playing catch-up and you’re actually incurring overtime, so there’s a significant amount of inefficiency associated with that on the labor side.

Also this year we launched four new product lines in our Washington, Pennsylvania, North Carolina and Arizona plant. In doing that, you also have a learning curve that you incur associated with labor. All in all, I think when you look at this category, the only area that’s really a permanent compression is more associated with the insurance area. Obviously, insurances have been substantially increasing since September 11th, and our annualized impact to the company is approximately $3.5 million this year. Of that category, I think only one area, the insurance of $400,000 in the first quarter, would be an area of compression on a permanent basis.

Obviously, pickup in the materials category, offset by a decline in the direct manufacturing expense, produced almost flat gross profit, 30.9% in 2002 versus 30.8% in 2003.

As you roll down to the operating expenses, the three major categories there — the first being delivery, then general and administrative and the last being selling expense — in the delivery expense area, in 2002 delivery represented 6.6% of sales versus 7.1% of sales in 2003. This represents about a $600,000 compression in that category. That can actually be broken down into two areas: the first being fuel. With the war and some of the other pressures in the marketplace, fuel prices were substantially up on a year-over-year basis, and this represented about $200,000 of our $600,000 worth of variance.

The second part would be the significant amount of West Coast business that we took on in 2002. That business really didn’t ramp up until the second quarter of 2002, so what we’re seeing here is a normalized full year’s affect of the West Coast business, and that represented about a $400,000 increase on a year-over-year basis. Again, I think fuel prices have started to subside and the West Coast business was really impacted in the second, third and fourth quarters of last year, so I think as we get into the future part of this year we won’t see continued compression in that category. This is really just a full year’s effect of that.

In the general and administrative area, G&A costs in 2002 were 9.5% of sales versus 10.2% in 2003. Again, that can be broken down in just a few areas, and really we can identify three significant areas that make up that $800,000 swing: the first being insurance. We have insurance costs, both G&A area as well as direct manufacturing expense, and insurance represented about $500,000 worth of year-over-year compression in the first quarter. There were about $170,000 worth of incremental professional fees associated with our audits and some legal expenses, and then the last is really more a one-time item; we had some fixed asset dispositions on some tooling that we retired early that we recorded a $130,000 loss.

Again, I think, when you look at this category, the only significant item that will continue to be there will be the insurance category that we’ve talked about earlier.

When you look at selling expense, selling expense is really a variable expense to Atrium, predominantly our commission-oriented salespeople are obviously paid on the volume of sales that are produced, so when you look at the percentages on a year-over-year basis, in 2002 selling expense was 7.4% and it was virtually flat in 2003 at also 7.4%. Year over year that continues to stay in line with our expectations that it is variable and those expenses are tracking as expected.

Other significant items in the interest expense category:
Interest expense is down about $800,000 year over year. Obviously, we’ve paid down a significant amount of debt in the past two years. We also had one interest rate swap that expired last December and as Eric, I think, will speak to later, we have another swap that’s expiring this November, so we expect to see continued trends there and more production of free cash flow, as they say, with our operations.

When you get down to EBITDA, basically EBITDA declined 10.7%, which is really attributable to those three areas that we talked about earlier, and insurance being the significant item there. EBITDA in 2002 was $11.3 million and EBITDA in 2003 is $10.1 million.

Overall, I think we’re pretty pleased with this. We had a very, very difficult February. We had operations not only on the East Coast but also in Denver and even Texas that were shut down because of the weather that we experienced in February. We were pleased to actually be able to bounce back like we did in March and produced the numbers that we produced. I’ll give you insight of how the performance has been through April and what we see going into May a little later.

I think with that I’d like to turn it over to Eric and he’ll discuss the balance sheet highlights, give you an overview of the company’s working capital status and our debt and liquidity summary.

E. Long	Thanks, Jeff. As with each of these quarterly calls, I’d like to take a few minutes to go over the following financial items: working capital, debt, liquidity, financial covenants and capital expenditures.

As of the end of the first quarter, working capital, including receivables sold under the AR securitization facility, totaled $62.5 million, up from the year-end amount of $58.5 million. Accounts receivable, including retained interest in receivables sold of $15.8 million and actual receivables sold of $33.6 million totaled $52.2 million, up from our year-end balance of $47.4 million.

Days sales outstanding, or DSO, remained flat to year-end at 38 days, but was down from 40.1 days at the end of the first quarter of ‘02. Inventory totaled $37.6 million, up from $33.7 at year-end and down from $38.2 million at the end of the first quarter of ‘02.

Inventory turnover increased to 9.7 times for the last 12 months, from 9.6 times at year-end and 8.1 times for the LTM period ended the first quarter of ‘02.

Total debt, excluding amounts borrowed under the AR securitization facility, equaled $296.7 million. Including amounts advanced under the AR securitization facility, total debt equaled $330.3 million. Of this amount, senior debt totaled $123.6 million. Including amounts advanced under the AR securitization facility, senior debt totaled $157.2 million.

The following is a breakdown of total debt at the end of the first quarter. Term Loan A, $3.8 million; Term Loan B, $55.4 million; Term Loan C, $64.4 million; senior subordinated notes, $173.1 million; the face amount is $175 million, however, GAAP debt is net of unamortized discount of $1.9 million. These debt balances do not reflect the mandatory excess cash flow payment of approximately $1.1 million, which was made in April of this year.

As we discussed in our fourth quarter conference call, the company made a voluntary pre-payment of $6.5 million at the end of ‘02. This amount was deducted from the payment made in April of ‘03, bringing our total prepayment related to 2002 to approximately $7.6 million.

Required principal amortization during 2003, excluding any voluntary or mandatory prepayments, is approximately $1.37 million per quarter or $5.5 million on an annual basis. Total liquidity at the end of the first quarter was $51 million, and was made up of cash of $5 million, $44.2 million available under our revolving credit facility, net of outstanding letters of credit of $2.8 million, and $1.8 million available under the AR securitization facility.

In addition, we had another $6.6 million, which was currently unavailable due to borrowing base limitations, bringing our potential liquidity position to $57.6 million at the end of the first quarter.

The Company is currently in compliance with all covenants within its credit agreement and its indenture. I’d like to take a few minutes to walk you through the various covenant levels at the end of the first quarter, as well as what our projections are for the end of 2003.

Our total leverage ratio was 4.2 times. The maximum total leverage ratio per the credit agreement is currently 4.5 times. This requirement will decrease to 4 times at the end of ‘03 and we expect to be at approximately 3.8 times. Including the AR securitization borrowings, the total leverage ratio would have been approximately 4.7 times.

Senior leverage ratio was 1.8 times. The maximum senior leverage ratio is 2.5 times. This will decrease to 2.25 times at the end of ‘03, and we expect to be at 1.5 times by year-end. Including the AR securitization borrowings, the senior leverage ratio would have been 2.2 times.

Interest coverage ratio was 2.1 times. The minimum interest coverage ratio was 2 times. This will increase to 2.25 times at the end of ‘03 and we expect to be at 2.5 times. As Jeff stated earlier, one item to note is that we entered into an interest rate swap on approximately $100 million of our senior debt. This swap is substantially out of the money and expires in

November of this year. After expiration, we expect a reduction of approximately $5 million in annual cash interest expense going forward.

Fixed charge coverage ratio was 1.3 times. The minimum fixed charge coverage ratio is 1.2 times. This will increase to 1.3 times at the end of the year and we expect to be at approximately 1.6 times.

Capital expenditures for the first quarter totaled $5.1 million, up from $4.3 million for the same period in the prior year. We anticipate that total capital expenditures for 2003 will be approximately $14.5 million, down approximately $3 million from 2002’s amount of $17.5 million. These projections do not include amounts paid for the acquisitions of Miniature Die Casting or Danvid Window Company.

With that, I’ll turn it back over to Jeff.

J. Hull	Thanks, Eric. First, I’d like to provide our views for the remaining quarters and how we see the sector shaping up for the remainder of the year.

We believe that the remaining quarters will be in line with our previous estimates on the last call. I think in the prior quarter call we estimated that the second quarter of ‘03 would be between $22 million and $23 million worth of EBITDA, and actually we expected the same in the third quarter $22 million to $23 million. If you recall and look at our quarters in the prior year in 2002, we produced $21.3 million in the second quarter and $21.4 million in the third quarter.

In a growth perspective, basically we’d be growing EBITDA on a year-over-year basis about a million to a million and a half dollars in each of those respective quarters.

In the fourth quarter we expect a range of $18 million to $19 million worth of EBITDA, compared to a 2002 EBITDA of $17.2 million. None of these numbers include MDC or Danvid. We’re doing this on an apples-to-apples basis to make sure that we give guidance. If you recall, we’re expecting approximately $3 million worth of incremental EBITDA from those two acquisitions.

I think overall, in our views, the demand is still strong. February, as I said, was very weak, but March bounced back substantially. Our order intakes in the month of April were very good. Last week we actually had our largest order intake in the history of the Company and we see that the volume and the backlog is still very, very strong. So we believe that these numbers are very attainable and in line with where we think we can produce this year.

Overall, home inventories are still at relatively low levels, certainly not at the bottom, but there’s still plenty of demand out there. Obviously, interest rates are certainly at historical lows, and I don’t think there’s a lot of pressure to raise rates in the short term.

Our focus for the remainder of 2000, we’re going to continue to work on our working capital and operating expense focus, as well as the continued debt reduction. I am very pleased with our working capital management and opportunities for debt reduction. As I said earlier, the order intakes are strong; with our management of working capital and cap ex, this should allow us to produce between $20 million and $25 million worth of free cash flow in 2003. Obviously, most of this will go towards debt reduction or some highly accretive acquisitions.

With that, I’ll turn it over to questions for Eric or myself.

Moderator	The first question is from Robert Manowitz with UBS Warburg.

R. Manowitz	Just two questions. First, Danvid you purchased out of bankruptcy. Can you talk about the sales trends at that business and whether that played into your decision?

J. Hull	I think that’s very on point. The most interesting thing to us at that business is AAPC filed for bankruptcy in December 2000. During that period of time, all of their subsidiaries had to operate in a pretty stressed manner, in terms of suppliers and availability of raw materials and, obviously, how they dealt with their customer base. During that period of time, that two-year period, Danvid essentially grew their business from $52 million in sales to $57 million.

When I first took the call to take a look at that business, I expected to see that business off anywhere from 25% to 35%, and I was shocked to see that it had actually grown during that period of time. They had done that without sacrificing their margins. Obviously, their cost of raw materials had gone up, but their selling prices had not changed to their customer base.

The other thing that was pretty attractive on that business is that they had taken, in that two-year period, their vinyl sales from basically zero to almost $15 million in revenues. We see that the opportunity there is to continue to grow that vinyl business. They really didn’t have the right product for the market and Atrium has those products available within our family, so I think there’s a lot of opportunity there to shift some of the product design over to Danvid and allow them to continue to grow that business.

Obviously, with them being in our backyard, being able to source the substantial amount of the aluminum extrusion from us, there was some pretty high-end synergy for us. We just felt like, although pretty close to home, that it was a business that made sense, that we could throw a lot of expertise at and get a pretty good bang for our buck.

R. Manowitz	It’s been awhile since I have looked at American Architectural Products. Can you refresh my memory on the Danvid distribution? Is it similar to yours or is it to a different customer?

J. Hull	It’s primarily just one-step distribution-oriented. I think the interesting thing with Danvid, and unlike Atrium, is that they do a lot of business with cooperatives, so a lot of the big names like Do It Best, and Ace Hardware and some of those businesses they’re actually selling to, and they have approximately $18 million to $20 million worth of coop business, which is something that Atrium has very little of. They also have some direct business, which is about $10 million of the total, but all in all the remainder is just one-step distribution, essentially lumber yard chains throughout the south and southeast part of the United States.

R. Manowitz	One last question: Are there any multiples out there that you can reference on the window business, aside from Danvid, that would lead you to believe what the current valuations are?

J. Hull	I think overall the valuations still have a pretty wide range. I think some businesses can probably be bought in the four to five times range, but I think there is still expectations of six to seven times on a number of businesses. It really depends on how they’re positioned, how they’re growing and kind of what position they’re in. I think this was somewhat an opportunity for us to capitalize on AAPC, wanting to get rid of their businesses, get what cash in the door they could, and try to wrap up their bankruptcy, so I think it was pretty opportunistic for us here.

R. Manowitz	Great. Thank you.

Moderator	We do have a question from Kevin Eng, who is a private investor.

K. Eng	I was wondering if you could possibly give us any additional details on that third acquisition that you had referenced earlier and that might be financed with a stock swap and the revolver? Is it a turnaround? Can you give us a sense of what type of business it is and what kind of multiple you might be paying?

J. Hull	It’s a vertically integrated business; it’s certainly not a turnaround. It’s highly profitable; both MDC and this business will produce high-teens to low-20 EBITDA margins. It’s an opportunity for us to do the same thing that we did with MDC. Although we’re buying a portion of our product from them, we’re only buying about a third of what we purchase overall, so we’ll be able to shift additional business to them internally and be able to capitalize on some of our purchasing power with their raw materials as well.

As I said earlier, the total enterprise value is probably in the $15 million range. A portion of that will just be stock that they take in Atrium, the entire Atrium. It will probably represent about at 5.0 to 5.5 times multiple, right in that range.

K. Eng	So you’re paying a little bit more for this one than the other two?

J. Hull	Yes. It’s a little bigger business. It’s about $25 million worth of revenues. As I said, it’s a pretty high-margin business. It’s been growing at a pretty good rate and they have some good opportunities for the next couple of years that we think probably warrants paying a little bit more for them.

K. Eng	Thanks.

Moderator	We do have a question from Larry Clark with TCW.

L. Clark	Just a question regarding your credit facility: When do you anticipate making a decision whether you are going to refinance this facility or I suppose the alternative would be to sell the company? Is there a cutoff date as to when you want to pull the trigger on a refinance of the credit facility?

J. Hull	Well, the revolver expires in the third quarter of ‘04. I think, as I said on the last call, we’ll look to do something in the third quarter of this year. Probably, we’ll come through the second quarter, understand how trends are tracking and then look to do something in the third quarter on the credit facility.

You’ll notice our leverage on the senior debt side is relatively low compared to most leveraged buyouts, so I think there’s ample room there and there shouldn’t be a lot of difficulty on that side of the business.

L. Clark	I don’t think it’s a question of you being able to get it renewed. I guess the bigger issue is you’ve got these term loans; ‘04 looks like a pretty good amortization, ‘05 quite a bit more, the term loans start expiring. When you look at the credit facility, are you going to look at all the credit facility or just the revolving portion?

J. Hull	I think right now we’ll probably just look at the revolver, because it’s likely that the time horizon for the sale of the company is within the next two years. Based on that, the fee doesn’t come up for payment until the latter part of ‘05. From an actual required amortization perspective, there’s very little in ‘04 and the first half of ‘05.

I don’t think we necessarily need to look to refi. the entire deal. Probably in ‘04 we’ll have to look pretty hard at it, depending on what the business climate and the prospects for sale of the Company are, but I think in the short term we’re really just looking to extend the revolver to make sure that we have adequate liquidity.

L. Clark	Really, by sometime in ‘05, if you guys don’t like the prices being paid for companies, then the alternative would be just to do a global refinance and wait it out a few more years until multiples reach the level that make sense for your owners?

J. Hull	Sure. That can entail only doing the senior facility at that time, or we go into the call period in May of ‘04 for the senior subordinated notes, so we could look at doing the entire capital structure.

L. Clark	Yes. If interest rates stay as low as they are now, then it would be pretty attractive to you?

J. Hull	It would be very attractive.

L. Clark	Good. Thanks.

J. Hull	Thank you, Larry.

Moderator	Gentlemen, there are no further questions in queue; please continue.

J. Hull	I’d like to thank everybody. I think overall, while the quarter wasn’t spectacular and actually down about a $1.2 million in EBITDA, considering what the economy had going on at the time, with the Iraq War and with the weather conditions that we had, I feel like we demonstrated our ability to kind of weather the storm. The sales trends look good, as I said, for April and May and we see our ability to hit the second quarter numbers as probable.

Overall, I think we’re going to continue to focus on the expense categories and run the company pretty tight, as we’ve continued to do over the last 24 to 36 months, otherwise, I see the prospects being pretty good this year to hit our overall numbers.

If there aren’t any more questions, we’ll wrap up the call and please feel free to give us a ring to follow up on any additional questions.

Moderator	Ladies and gentlemen, this conference will be available for replay after 3:15 p.m. today and run through Monday, May 19th at 11:59 p.m. You may access the teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code of 683729.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.